Exhibit 99.1

September 30,
Noble Corporation Dorfstrasse 19a 6340 Baar Switzerland

PRESS RELEASE

Noble Corporation Names James A. MacLennan

As Chief Financial Officer and Controller

ZUG, Switzerland, December 16, 2011 - Noble Corporation (NYSE:NE) today announced that James A. MacLennan, 52, has been named as Senior Vice President, Chief Financial Officer and Controller of the Company effective January 9, 2012. In his new role, MacLennan will be responsible for financial reporting, accounting, tax and treasury activities at the Company.

MacLennan previously served as Chief Financial Officer and Corporate Secretary of Ennis Traffic Safety Solutions, a leading producer of pavement marking materials, and as Executive Vice President and Chief Financial Officer of Lodgian, Inc., a publicly-traded independent owner and operator of hotels in the United States. Prior to joining Lodgian, MacLennan was Chief Financial Officer and Treasurer of Theragenics Corporation, a New York Stock Exchange-listed company that manufactures medical devices. Previously, he was Executive Vice President and Chief Financial Officer of Lanier Worldwide, Inc., a publicly-traded technical products company.

“James has a proven track record as a versatile and experienced finance executive,” said David W. Williams, Chairman, President and Chief Executive Officer of the Company. “His skill and discipline in leading financial operations in multi-national companies will be of significant benefit to the Company as we continue to execute on our strategy of fleet transformation.”

MacLennan spent much of his early career in financial positions of increasing responsibility in the oil and gas industry, most notably with Exxon Corporation and later with Noble Corporation. He received both graduate and post-graduate degrees from the University of the Witwatersrand in Johannesburg, South Africa and he is a Chartered Accountant.

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 79 offshore drilling units (including seven ultra-deepwater drillships and six jackup drilling rigs currently under construction), located worldwide, including in the Middle East, India, the U.S. Gulf of Mexico, Mexico, the Mediterranean, the North Sea, Brazil, West Africa and Asian Pacific. Noble’s shares are traded on the New York Stock Exchange under the symbol “NE”. Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.

Statements regarding the Company’s strategy, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to actions by third parties, governmental actions, litigation risks, operating hazards and delays, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting dayrates and the duration of contracts, the future prices of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Qs and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

NC- 578

12/16/2011

For additional information, contact:

For Investors:	Jeffrey L. Chastain, Vice President – Investor Relations, Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed, Director – Corporate Communications, Noble Drilling Services Inc., 281-276-6729

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